UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2007

SulphCo, Inc.

(Exact name of registrant as specified in charter)

Nevada	001-32636	88-0224817
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4333 W. Sam Houston Pkwy N., Suite 190
Houston, Texas  77043
(Address of principal executive offices)  (Zip Code)

(713) 896-9100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1- Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

On November 15, 2007, SulphCo, Inc. (the “Company”) issued a press release announcing that it had entered into a license agreement (the “License Agreement”), effective as of November 9, 2007, with Industrial Sonomechanics, LLC (“ISM”). Prior to the execution of the License Agreement, there were no material relationships between the Company and ISM. Pursuant to the terms of the License Agreement, ISM granted the Company a world-wide, exclusive license to utilize certain ISM technology. The initial term of the License Agreement will be for a period of one year and the Company may, in its sole discretion, at any time during the initial term elect to extend the initial term for a period equal to the remaining patent life of the related ISM technology. In return, the Company agreed to make royalty payments to ISM ranging from $500 to $2,500 for each ultrasonic horn and each ultrasound system produced, respectively. The Company further agreed that the royalty paid to ISM shall not be less than a minimum of $12,500 per calendar quarter. In addition to the royalty, the Company agreed to grant ISM warrants granting ISM the right to purchase up to 50,000 shares of the Company’s common stock at an exercise price of $6.025 per warrant. In the event that the Company, in its sole discretion, elects to extend the initial term of the License Agreement, it has agreed to issue ISM 50,000 restricted shares of the Company’s common stock. In connection with the shares of the Company’s common stock issuable pursuant to the License Agreement, the Company granted ISM piggyback registration rights.

A copy of the press release is included at Exhibit 99.1.

Section 9 - Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title or Description
99.1	Press release dated November 15, 2007

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SulphCo, Inc.

Dated as of: November 15, 2007	By:	/s/ Stanley W. Farmer
Name: Stanley W. Farmer
Title: Vice President and Chief Financial Officer

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